As filed with the Securities and Exchange Commission on July 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACADIA HEALTHCARE COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2492228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

830 Crescent Centre Drive, Suite 610 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Acadia Healthcare Company, Inc. Incentive Compensation Plan

(Full title of the plan)

Christopher L. Howard

Executive Vice President, General Counsel and Secretary

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Telephone: (615) 861-6000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

James H. Nixon III

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Telephone: (615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.01 per share	2,000,000(2)	$34.30	$68,600,000	$9,357.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Acadia Healthcare, Inc. Incentive Compensation Plan, (the “Incentive Plan”), by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by us that results in an increase in the number of shares of the Registrant’s outstanding common stock.
(2)	The Incentive Plan authorizes the issuance of a maximum of 4,700,000 shares of common stock, of which 2,700,000 shares have been registered pursuant to a previously filed registration statement on Form S-8 (Reg. No. 333-177990). An additional 2,000,000 shares of common stock are being registered herewith and, in accordance with General Instruction E of Form S-8, the fee is being paid only with respect to these additional shares.
(3)	The proposed maximum offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock reported on The NASDAQ Stock Market LLC on July 24, 2013, solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

This registration statement is being filed pursuant to General Instruction E to Form S-8 and relates to the registration of an additional 2,000,000 shares of common stock of Acadia Healthcare Company, Inc. (the “Registrant”) issuable pursuant to the Acadia Healthcare, Inc. Incentive Compensation Plan (the “Incentive Plan”). The contents of the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2011 (Reg. No. 333-177990), including all exhibits filed therewith or incorporated therein by reference, are incorporated herein by reference and made a part hereof, except as the same may be modified by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents, which have been filed by the Registrant with the SEC, are incorporated in this Registration Statement by reference:

(a) The Registrant’s annual report on Form 10-K for the year ended December 31, 2012;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c) Exhibits 99.2 and 99.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 4, 2012 and the Registrant’s Current Reports on Form 8-K filed with the SEC on January 2, 2013, March 4, 2013, March 7, 2013, March 12, 2013, April 4, 2013 and May 24, 2013; and

(d) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 31, 2011 (Reg. No. 001-35331), including any amendments or reports filed for the purpose of updating such descriptions.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that if and to the extent required by the DGCL, the advancement of expenses shall only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Specimen of the Registrant’s Common Stock Certificate. (b)

4.2	Stockholders Agreement, dated November 1, 2011, by and among Acadia Healthcare Company, Inc. and certain stockholders party thereto. (a)

4.3	Amendment, dated as of April 25, 2012, to the Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the Waud Capital Partners and management investors named therein. (c)

4.4	Amended and Restated Registration Rights Agreement, dated April 1, 2011, by and among Acadia Healthcare Holdings, LLC and the other persons party thereto. (b)

5	Opinion of Waller Lansden Dortch & Davis, LLP, with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Lattimore Black Morgan & Cain, PC, an independent registered public accounting firm, with respect to the audited financials of Behavioral Centers of America, LLC.

23.3	Consent of Lattimore Black Morgan & Cain, PC, an independent registered public accounting firm, with respect to the audited financials of AmiCare Behavioral Centers, LLC.

23.4	Consent of Waller Lansden Dortch & Davis, LLP. (included in Exhibit 5)

24	Power of Attorney of certain officers and directors of the Registrant to file future amendments. (set forth on the signature page of this Registration Statement)

99	Acadia Healthcare Company, Inc. Incentive Compensation Plan.

(a)	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K filed November 1, 2011 (File No. 001-35331).
(b)	Incorporated by reference to exhibits filed with the Registrant’s registration statement on Form S-1, as amended (File No. 333-175523), originally filed with the SEC on November 23, 2011.
(c)	Incorporated by reference to exhibits filed with Acadia Healthcare Company, Inc.’s Quarterly Report on Form 10-Q filed August 1, 2012 (File No. 001-35331).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin of Tennessee, on July 29, 2013.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs
Name: Joey A. Jacobs Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Howard and Reeve B. Waud his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joey A. Jacobs Joey A. Jacobs	Chairman and Chief Executive Officer (Principal Executive Officer)	July 29, 2013

/s/ David M. Duckworth David M. Duckworth	Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2013

/s/ E. Perot Bissell E. Perot Bissell	Director	July 29, 2013

/s/ William F. Grieco William F. Grieco	Director	July 29, 2013

/s/ Allan B. Hubbard Allan B. Hubbard	Director	July 29, 2013

/s/ Kyle D. Lattner Kyle D. Lattner	Director	July 29, 2013

/s/ Wade D. Miquelon Wade D. Miquelon	Director	July 29, 2013

/s/ William M. Petrie, M.D. William M. Petrie, M.D.	Director	July 29, 2013

/s/ Hartley R. Rogers Hartley R. Rogers	Director	July 29, 2013

/s/ Bruce A. Shear Bruce A. Shear	Director	July 29, 2013

/s/ Reeve B. Waud Reeve B. Waud	Director	July 29, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed on October 28, 2011 with the Secretary of State of the State of Delaware. (a)

4.2	Amended and Restated Bylaws of the Registrant. (a)

4.3	Specimen of the Registrant’s Common Stock Certificate. (b)

4.4	Stockholders Agreement, dated November 1, 2011, by and among Acadia Healthcare Company, Inc. and certain stockholders party thereto. (a)

4.5	Amendment, dated as of April 25, 2012, to the Stockholders Agreement, dated as of November 1, 2011, by and among the Company and each of the Waud Capital Partners and management investors named therein. (c)

4.6	Amended and Restated Registration Rights Agreement, dated April 1, 2011, by and among Acadia Healthcare Holdings, LLC and the other persons party thereto. (b)

5	Opinion of Waller Lansden Dortch & Davis, LLP, with respect to the legality of the shares of common stock being registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Lattimore Black Morgan & Cain, PC, an independent registered public accounting firm, with respect to the audited financials of Behavioral Centers of America, LLC.

23.3	Consent of Lattimore Black Morgan & Cain, PC, an independent registered public accounting firm, with respect to the audited financials of AmiCare Behavioral Centers, LLC.

23.4	Consent of Waller Lansden Dortch & Davis, LLP. (included in Exhibit 5)

24	Power of Attorney of certain officers and directors of the Registrant to file future amendments. (set forth on the signature page of this Registration Statement)

99	Acadia Healthcare Company, Inc. Incentive Compensation Plan.

(a)	Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K filed November 1, 2011 (File No. 001-35331).
(b)	Incorporated by reference to exhibits filed with the Registrant’s registration statement on Form S-1, as amended (File No. 333-175523), originally filed with the SEC on November 23, 2011.
(c)	Incorporated by reference to exhibits filed with Acadia Healthcare Company, Inc.’s Quarterly Report on Form 10-Q filed August 1, 2012 (File No. 001-35331).